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                                                                    Exhibit 10.3


                          EXECUTIVE SERVICES AGREEMENT


           This Agreement ("Agreement") is entered into as of this 20th day of November, 2002 by and between Vital Living, Inc., a Nevada corporation ("Company") and William Coppel ("Employee"), in connection with Company's engagement of Employee's personal services as President and such other duties as described herein.

        1. DUTIES AND ACCEPTANCE:

           (a) Engagement by Company.

               Company hereby engages Employee, and Employee hereby agrees to serve as President and Chief Operating Officer on the terms and conditions of this Agreement. Throughout the Term of this Agreement, Employee, subject to the provisions contained herein, to devote substantially all of his work time to the engagement described hereunder, and Employee shall not engage in or participate in the operation or management of, or render any services to, any other business, enterprise or individual, directly or indirectly, other than performance of services for subsidiaries of the Company and the activities listed on Exhibit A hereto. Employee may act as a non-employee director of any enterprise, subject to the approval of the Company, such approval not to be unreasonably withheld. Employee, pursuant to the terms of the Stockholders Agreement being entered into concurrently herewith, will also be a member of the Company's Board of Directors.

           (b) Location Where Services are to Be Rendered:

               Employee shall render his services at Company's offices in Boonton, New Jersey; provided, however, that Employee shall render services at such other locations from time-to-time as the proper performance of Employee's duties may reasonably require, including but not limited travel to the Company's offices in Phoenix Arizona. Notwithstanding the foregoing, Employee need not relocate to render his duties hereunder, or be required to spend substantial periods of time away from New Jersey other than for periodic meetings at the Company's offices in Phoenix, Arizona, and customary trade shows and sales.

           (c) Reporting

                   (i) Employee shall report to, and serve under the direction and subject to the control of Company's CEO and Board of Directors.

                   (ii) Employee shall be the principal officer of the Company responsible for the operations of the Company, and in connection therewith, he shall have the authority to (A) hire or fire any personnel, except for the CEO
(B) execute any agreement not inconsistent with the then effective directions or resolutions of the Board of Directors and (C) approve and sign checks but any check over $25,000, shall require the signature of at least two of the following employees (Brad Edson, Stuart Benson or William Coppel).

                   (iii) Notwithstanding (ii) above, if any other employee is hired at a level senior to Employee, or Employee is required to report to any officer other than the CEO or to the entire Board of Directors, Employee shall have the right to accelerate the right to terminate the agreement, without cause, as provided in Section 6 below.

        2. TERM:

           The term of Employee's engagement hereunder shall be for a period of three (3) year terms commencing as of November 20, 2002 and ending November 19, 2005 (such period, as may


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be modified by the provisions of this paragraph or unless sooner terminated pursuant to Section 6 hereof (the "Termination Sections"), being referred to herein as the "Term").

        3. COMPENSATION AND BENEFITS:

           (a) Compensation

               During the Term, Employee shall receive compensation (the "Base Compensation") at the rate of $ 140,000 per annum during the first year of the Term, $160,000 during the second year of the Term beginning November 20, 2003 and ending November 19, 2004 , and $180,000 during the third year of the Term beginning November 20, 2004 and continuing during the third year of Employment which shall end on November 19, 2005. Employee's Base Compensation shall be payable no less frequently than bi-monthly, depending on the payroll system adopted by the Company.

           (b) Mandatory Bonus

               Employee shall be entitled to participate in a profit sharing plan to be enacted by the Board of Directors, which plan shall provide for distributions to selected executive employees of an aggregate of up to 6% of the net pre-tax profit of the Company, determined as soon as practical after the end of each fiscal year, plus such other bonuses as may be determined by the Board of Directors of the Company from time to time.

           (c) Grant of Stock Employee and or its designees shall be entitled to receive up to 500,000 shares of the Company's Common Stock relative to service rendered in connection with the November 2002 private placement of up to $2,100,000 of the Company's securities. In the event that a private placement closes raising proceeds of at least $1,350,000 (net of all expenses and commissions) involving the issuance of no more than 2,000,000 shares of Common Stock (excluding warrants) Employee will receive a performance bonus of 500,000 shares of Common Stock. This amount will be reduced in the event that the share issuance is greater than 2,000,000 but less than 2,500,000. By way of example, if the Company raised $1,350,000 but was required to issue 2,100,000 shares, Employee would receive 400,000 shares of Common Stock (i.e., 80% of the 500,000). If the Company raised $1,400,000 but issued 2,600,000 shares, Employee would receive no shares of Common Stock. Any additional shares issued under this section (whether to Coppel or any designee) shall be subject to the same terms of any lockup agreement entered into in connection with the Company's acquisition of MAF BioNutritionals LLC or the related private placement.


        4. PARTICIPATION IN EMPLOYEE BENEFIT PLANS

           (a) Fringe Benefits.

           Employee shall be permitted during the Term to participate in any group life, medical, hospitalization, dental, and disability plans, to the extent that Employee is eligible under the provisions of such plans, and in any other plans and benefits, if any, generally maintained by Company for Employees of the stature and rank of Employee during the Term hereof, each in accordance with the terms and conditions of such plans (collectively referred to herein as "Fringe Benefits"); provided, however, that Company shall not be required to establish or maintain any such Fringe Benefits. To the extent that the Company does nor initially have customary health benefits, the Company will reimburse Employee for any health insurance premium costs. Notwithstanding the foregoing, the Company will obtain term life insurance on the life of the Employee in the principal amount of $1,000,000, and Employee shall be entitled to designate any beneficiary with respect to such policy. The employee will also allow the Company to have in place a key man insurance policy designating the Company as the insured in the amount of $1,000,000.

           (b) Vacation.

           Employee shall have the right during each year of the term, in addition to 5 sick days and days in which


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Company is closed, to take an aggregate of four weeks of paid vacation time at such time as may be mutually agreed by the Company and Employee. Unused vacation or sick days shall not accumulate.

           (c) Expenses.

           Company will reimburse Employee for actual and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging the Employee's duties hereunder, subject to receipt of reasonable and appropriate documentation by Company. If Employee is required to undertake any travel on behalf of the Company, Employee may be furnished business class air travel for international travel only, and shall stay in first class accommodations (i.e., Hyatts Marriott or Hilton Hotels). If available, Company may purchase upgrade certificates for use by Employee with respect to his air travel.

           (d) Staffing and Other Matters.

           Employee will be afforded office space and an assistant. The Company will provide Employee with a cell phone and directly pay all costs related to the cell phone and all his monthly cell phone expenses.

           (e) Automobile Allowance

           Employee shall receive a monthly automobile allowance of $600 per month.

        5. CERTAIN COVENANTS OF EMPLOYEE:

           Without in any way limiting or waiving any right or remedy accorded to Company or any limitation placed upon Employee by law, Employee agrees as follows:

           (a) Confidential Information.

           Employee agrees that, neither during the Term nor at any time within 2 years thereafter, neither Employee nor any affiliate thereof shall (i) disclose to any person, firm, or corporation who is not employed by the Company or its affiliates or subsidiaries (a "Protected Company") or who is not engaged to render services to any Protected Company or (ii) use for the benefit of himself, or others, any confidential information of any Protected Company obtained by the Employee during the Term or any time thereafter, including, without limitation, "know-how" trade secrets, details of supplier's, manufacturer's, distributor's contracts, financial data, operational methods, technical processes, designs and design projects, and other proprietary information of any Protected Company; provided, however, that this provision shall not preclude Employee from (x) making any disclosure required by any applicable law or (y) using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this Section 5(a) by or on behalf of the or Employee).

           (b) Property of Company.

           Any interest in trademarks, service marks, copyrights, copyright applications, patents, patent applications, slogans, and processes which the Employee, during the Term, may develop relating to the Business of the Company in which the Company may then be engaged and any memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Employee or made available to the Employee concerning the business of any Protected Company shall belong and remain in the possession of any Protected Company, and shall be delivered to the Company promptly upon the termination of the Employee's contractual arrangement with the Company as herein provided, or at any other time on request.

           (c) Hiring Other Employees


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           Neither Employee nor any affiliate thereof (including Employee) will, for a period of two (2) years after the Term hereof, induce any person who is a senior Employee or officer of the Company, to terminate their contractual relationship with the Company.


        6. TERMINATION:

           (a) Termination Upon Death or Disability.

        If during the Term, Employee should (i) die or (ii) become so physically or mentally disabled whether totally or partially, that Employee is unable to perform the duties, functions and responsibilities required hereunder for (aa) a period of three (3) consecutive months or (bb) shorter periods aggregating to four (4) months within any consecutive period of twelve (12) months ("Disability"), then in such event, Company may, at any time thereafter, by 30 days written notice to Employee, terminate Employee's services hereunder. Employee agrees to cause Employee to submit to reasonable medical examinations upon the reasonable request of Company (and Employee shall be entitled to have his physician present. The existence of Employee's disability for the purposes of this Agreement shall be determined by a reputable physician selected by Company who is experienced in the relevant field of medicine. If Employee's services are terminated, as aforesaid, Employee shall be entitled to receive Employee's Base Compensation, accrued share of the Bonus for that Fiscal Year and unused vacation (hereinafter collectively referred to as "Fringe Benefits"), if any, earned through the date of Employee's termination and continuing thereafter for an additional period of six (6) months.

        (b) By Resignation or By Company for Cause.

        If Employee's employment with the Company terminates due to his voluntary resignation or if the Company terminates Employee's employment due to Cause (as defined below), Company shall pay Employee all accrued Base Compensation (with no Bonus for the year in which the termination of employment took place), but no other compensation or reimbursement of any kind (except other accrued or vested sums such as awarded bonuses and profit participations), and thereafter Company's obligations hereunder shall terminate. "Cause" means
(i) a willful breach by the Employee of a material provision of this Agreement after written notice and such breach has not been cured within 10 days of such notice; or (iii) a felony conviction or a material and willful violation of a federal or state law or regulation directly arising out of the business of the Company.

        (c) Termination Without Cause.

        If Employee's employment is terminated without "Cause", the Company shall pay the Employee, within 30 days of such termination, the remaining balance of the Base Compensation for the remainder of the Term. Additionally, within 10 business days of a termination without Cause, Company shall repay any indebtedness relating to that SBA loan and Boulder Note (as such terms are defined in the Stock Purchase Agreement relating to the acquisition of MAF BioNutritionals by the Company which is being consummated concurrently with the execution of this Agreement; provided, however the Company shall not be required to undertake such pre-payment in the event that the Company is "current" and remains current in the obligations owing thereunder. The term "current" means that the Company has paid, and continues to pays the obligations relating to such debt as they mature or within any applicable grace period. For the avoidance of doubt, there is no such obligation of the part of the Company to accelerate the payment structure in the event of termination of Employee "for cause." The Company agrees to indemnify and hold harmless the Employee from all costs and expenses reasonably incurred in the event any obligee on the Boulder Notes or the Commerce Bank SBA loan brings an action or seeks collecting of any such sums from the Employee.

        (d) Designation of Beneficiary.

        The parties hereto agree that Employee shall designate, by written notice to the Company, a beneficiary to


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receive the payments described in Section 6 in the event of his death and the designation of any such beneficiary may be changed by Employee from time to time by written notice to the Company. In the event Employee fails to designate a beneficiary as herein provided, any payments which are to be made to the Employee's designated beneficiary under Section 6 shall be made to Employee's surviving spouse or estate, if any, during his lifetime.

        7. CHANGE OF CONTROL:

           (a) Change of Control Event

           In the event there has been a "Change of Control" (as defined below) of the Company, Employee shall have the right, but not the obligation, to consider such event to be a termination of this Agreement, in which event Employee shall be entitled to rely on the rights afforded to him under Section 6(c) above.

           (b) Definition.

           For purposes of this Agreement, "Change of Control" shall mean:

                   (i) any sale of all or substantially all of the assets of the Company, or

                   (ii) any stock sale, merger or other business combination in which the current shareholders no longer own in excess of 50% of the outstanding stock of such surviving entity.

        8. EMPLOYEE'S REPRESENTATIONS AND WARRANTIES:

           (a) Right to Enter Into Agreement.

           Employee has the unfettered right to enter into this entire Agreement on all of the terms, covenants and conditions hereof; and Employee has not done or permitted to be done anything which may curtail or impair any of the rights granted to Company herein.

           (b) Breach Under Other Agreement or Arrangement.

           Neither the execution and delivery of this Agreement nor the performance by Employee of any of his obligations hereunder will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which Employee is a party or by which Employee is bound.

        9. USE OF NAME:

           Employee agrees that the Company shall have the right during the Term hereof to use Employee's name, approved biography and approved likenesses in connection with Company's business, including advertising their products and services; and Company may grant such rights to others, but not for use as an endorsement of any other product of serviced.

        10. ARBITRATION:

            Any dispute whatsoever arising out of or referable to this Agreement, including, without limitation, any dispute as to the rights and entitlements and performance of the parties under this Agreement or concerning the termination of Employee's engagement or of this Agreement or its construction or its validity or enforcement, or as to the arbitrator's jurisdiction, or as to the arbitrability of any such dispute, shall be submitted to final and binding arbitration in New Jersey by and pursuant to the Labor Arbitration Rules of the American Arbitration Association with discovery


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proceedings pursuant to New Jersey. The arbitrator shall be entitled to award any relief which might be available at law or in equity, including that of a provisional, permanent or injunctive nature. The prevailing party in such arbitration as determined by the arbitrator, or in any proceedings in respect thereof as determined by the person presiding, shall be entitled to receive its or his reasonable attorneys' fees incurred in connection therewith.

        11. NOTICES:

            (a) Delivery.

            Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission or overnight courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and shall be deemed given when so delivered personally, sent by facsimile transmission or overnight courier, or if mailed two (2) days after the date of deposit in the United States mail as follows: to the parties at the following addresses (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):

        To Company:

        To Employee:

        With a copy to:

            (b) Change of Address.

            Either party may change its address for notice hereunder by notice to the other party in accordance with this Section 11.

        12. COMPLETE AGREEMENT; MODIFICATION AND TERMINATION:

            (a) This Agreement contains a complete statement of all the arrangements between the parties with respect to Employee's services to the Company, and supersede all existing agreement between them concerning such services. This Agreement may be amended, modified, superseded or canceled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right or remedy, nor any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

        13. GOVERNING LAW:

            This Agreement shall be governed by and construed in accordance with the law of the State of California applicable to agreements entered into and performed entirely within such State.

        14. HEADINGS:

            The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

            WHEREFORE, the parties hereto have executed this Agreement as of the day and year first above written.


                               Vital Living, Inc.



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                                   By:
                                      ---------------------------
                                   Its:
                                        -------------------------

Agreed to and Accepted:


By:
   ---------------------------
    William Coppel
    SS:
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